Exhibit 99.2
March 16, 2009
Aspen Exploration Corporation
Attention: Corporate Secretary
2050 South Oneida Street, Suite 208
Denver, Colorado 80224
Re: Request for Stockholder List
Dear Sir/Madam:
The undersigned, John D. Gibbs (the “Stockholder”), is a record owner of common stock of Aspen Exploration Corporation (the “Company”). Pursuant to Section 220 of the Delaware General Corporation Law (the “DGCL”), the Stockholder hereby demands under oath to inspect, copy, or make extracts therefrom no later than March 26, 2009, during normal business hours, the following:
(1)	A complete record or list of the Company’s stockholders, certified by the Company or its transfer agent or registrar, showing the names, addresses, and account numbers of each stockholder and the number of shares of stock registered in the name of each such stockholder, as of the most recent date available;
(2)	A CD or diskette or other electronic file of the holders of the Company’s stock as of the most recent date available, showing the names, addresses, account numbers and number of shares held by such stockholders, together with such computer processing data and instructions as are necessary for the Stockholder to make use of such electronic file for verification purposes;
(3)	All daily transfer sheets showing changes in the names, addresses and number of shares of the Company’s stockholders that are in or come into the possession or control of the Company or its transfer agent or registrar, or which can reasonably be obtained from brokers, dealers, banks, clearing agencies or voting trustees or their nominees, from the date of the stockholder list referred to in paragraph (1) above until such time as Stockholder notifies the Company that it no longer requires such daily transfer sheets;
(4)	All information in or that comes into the Company or its transfer agent(s)’ or registrar(s)’ possession or control, or which can reasonably be obtained from brokers, dealers, banks, clearing agencies or voting trustees or their nominees, concerning the names, addresses and number of shares held by the participating brokers and banks named in the individual nominee names of Cede & Co. or other similar depositories or nominees, including respondent bank lists;

(5)	All information in or that comes into the Company’s possession, or that can reasonably be obtained from nominees of any central certificate depository system, concerning the number and identity of the actual beneficial owners of shares, including an alphabetical breakdown of any holdings in the respective names of Cede & Co., and other similar nominees for the accounts of customers or otherwise;
(6)	All information in or that comes into the Company’s possession, or that can reasonably be obtained from brokers, dealers, banks, clearing agencies or voting trustees relating to the names of the beneficial owners of the Company’s stock pursuant to Rule 14b-1(c) or Rule 14b-2(c) under the Securities Exchange Act of 1934, as amended, on CD or diskette or other electronic file, such computer processing data and instructions as are necessary for the Stockholder to make use of such information on CD or diskette or other electronic file, and a hard copy printout of such information for verification purposes. If such information is not in the Company’s possession, custody or control, such information should be requested from Automatic Data Processing Investor Communications Services;
(7)	A stop list or stop lists relating to any shares of stock of the Company and any changes, corrections, additions or deletions from the date of the list referred to in paragraph (1) above until such time as the Stockholder notifies the Company that it no longer requires such changes, corrections, additions or deletions;
(8)	A list of all stockholders owning 1,000 or more shares of Company stock arranged in descending order as of the most recent date available; and
(9)	To the extent not already referred to above, any electronic file that contains any or all of the information encompassed in this letter, together with any program, software, manual or other instructions necessary for the practical use of such information.
The Stockholder further demands that modifications, additions or deletions to any and all information referred to in paragraphs (1) through (9) above (collectively, the “Stockholder List”) be immediately furnished to Stockholder as such modifications, additions or deletions become available to the Company or its agents or representatives.
The purpose of this demand is to enable the Stockholder to communicate with fellow stockholders of the Company regarding the corporate affairs of the Company, including, without limitation, the possible solicitation of proxies for the next annual meeting, the special meeting called by the Company relating to its proposed sale of assets to Venoco, Inc., and/or solicitation of consents.
The Stockholder hereby designates the directors, officers and employees of TriPower Resources, LLC, or any other person designated by the Stockholder, acting together, singly or in any combination, to conduct as his agents, the inspection and copying requested herein.
The Stockholder will pay the reasonable costs of obtaining the Stockholder List.

Pursuant to Section 220 of the DGCL, the Company is required to respond to this demand within five business days of the date hereof. Accordingly, please advise the undersigned at (580) 226-6700 as promptly as practicable within the requisite timeframe, when and where the Stockholder List will be made available to the Stockholder. If the Company contends that this request is incomplete or is otherwise deficient in any respect, please notify the Stockholder immediately in writing at P.O. Box 849, Ardmore, Oklahoma 73402, setting forth the facts that the Company contends support its position and specifying any additional information believed to be required. In the absence of such prompt notice, the Stockholder will assume that the Company agrees that this request complies in all respects with the requirements of the DGCL. The Stockholder reserves the right to withdraw or modify this request at any time.

Very truly yours,
/s/ John D. Gibbs
John D. Gibbs

cc:	The Corporation Trust Company
Corporation Trust Center
1209 Orange Street
Wilmington, Delaware 19801

STATE OF OKLAHOMA	)
	)	ss.
COUNTY OF CARTER	)
I, John D. Gibbs, am a record owner of common stock of Aspen Exploration Corporation. Under penalty of perjury, I affirm that the facts, statements and representations contained in the foregoing demand are true and correct to the best of my knowledge and belief.

/s/ John D. Gibbs
John D. Gibbs
Sworn to and subscribed before me this 16th day of March, 2009.

/s/ Rebecca D. Gibbs
Notary Public
Commission No. 0019754 My commission expires: 11-30-2012